Exhibit 10.26

2015 STOCK INCENTIVE PLAN

VAPOTHERM, INC.

FRENCH QUALIFYING SUBPLAN

A company incorporated under the laws of Delaware—United States of America

Registered office: 100 Domain Drive, Exeter, NH 03833

JULY 18, 2018

PRESENTATION

I.	INTRODUCTION

II.	APPLICABLE LAWS

III.	DESCRIPTION OF PLAN

IV.	ADMINISTRATION OF PLAN

V.	EXERCISE OF OPTIONS

VI.	MISCELLANEOUS

APPENDIX

I. INTRODUCTION

On July 22, 2015, Vapotherm, Inc. (hereafter referred to as “the Company”) adopted a Stock Incentive Plan (the “Plan”) as a way to provide incentives and Awards to select key management Employees, Directors, and advisors of the Company and its Affiliates.

This Plan was amended in October 2015, May 2017, September 2017 and April 2018 in order to increase the maximum number of Shares that the Company may issue for all Awards granted under the Plan. It may be amended again in the future.

The Plan permits the granting of the following types of Awards:

–	Options,
–	Share Appreciation Rights,
–	Restricted Shares, Restricted Share Units, and Unrestricted Shares,
–	Deferred Share Units, and
–	Performance Awards.

The Plan and its amendments are attached as an Appendix I to this Sub Plan. Section 6 of the Plan provides that a granted Award can take the form of an Option, i.e., the right to acquire Shares of the Company. Section 21(b) of the Plan provides that the Company may adopt subplans as may be appropriate or applicable to particular locations and countries.

Based on these considerations, the Company’s Board of Directors adopted the present appendix as a subplan of the Plan, which shall only and exclusively apply to qualifying Employees and officers who are residents of France.

The provisions of this Sub Plan prevail over those of the Plan which will only apply to the extent they do not contravene the French laws to be complied with for favorable domestic social and tax treatment.

Under the Sub Plan, qualifying Employees and officers (i.e. those mentioned as Beneficiaries in section III of the Sub Plan) will be granted Options giving them the possibility to acquire shares of the Company under the conditions provided by the Sub Plan.

Definitions: the following terms shall have the meanings ascribed to them in the Plan and notably its Appendix A: (i) Affiliates, (ii) Awards, (iii) Board, (iv) Committee, (v) Company, (vi) Deferred Share Units, (vii) Directors, (viii) Employee, (ix) Option, (x) Participant, (xi) Performance Awards, (xii) Plan, (xiii) Restricted Shares, (xiv) Restricted Share Units, (xv) Share, and (xvi) Share Appreciation Right.

II. APPLICABLE LAWS

The Sub Plan has been prepared and shall be interpreted according to the following French laws and regulations:

•	Law n°70-1322 dated 31 December 1970 amended by Law n°84-578 dated 9 July 1984;

•	Law n°87-416 dated 17 June 1987;

•	Finance Bill for 1990 n°89-935 dated 29 December 1989,

•	Amended Finance Bill 1993 n° 94-1353 dated 22 June 1993,

•	Law n°95-116 dated 4 February 1995;

•	Law n°95-1346 dated 30 December 1995;

•	Regulation n°96-50 dated 24 January 1996;

•	Law n°96-1160 dated 27 December 1996;

•	Law n°98-546 dated 2 July 1998;

•	Law n° 2001-420 dated 15 May 2001;

•	Law n°2006-1770 dated 30 December 2006;

•	Article 74 of Law n°2007-1822 dated 24 December 2007,

•	Law n° 2007-1786 dated 19 December 2007.

•	Law n° 2008-1258 dated 3 December 2008,

•	Law n°2012-1509 dated 29 December 2012.

As well as any other French laws or regulations that may become applicable.

Following the requirements resulting from the above-mentioned applicable laws, the Company’s Board of Directors adopted this Sub Plan authorizing the granting of a certain number of Options to Beneficiaries (as such term is defined in section III.1 below) giving them the right to acquire Shares of the Company (and/or to subscribe Shares to be issued by the Company). This authorization has been given until December 31, 2024.

III. DESCRIPTION OF PLAN

III.1 Beneficiaries

Options under the Sub Plan shall be granted only to Employees or officers who are Employees selected, at its discretion, by the Company’s Committee who, at the time of such grant, have the legal status of Employee and do not individually hold more than 10% of the Company’s share capital (“Beneficiaries”).

III.2 Conditions for Grant

The Options under the Sub Plan will be granted to Beneficiaries by the Company’s Committee following authorization given by the Company’s Board of Directors.

These Options give Employees and officers the right to subscribe to or buy Shares in the Company under the conditions set forth below.

III.3 Stock subject to the Plan

The maximum aggregate number of Company’s Shares which may be issued for all Options granted under the Sub Plan is 2,000,000 Shares.

In any case, the total number of Options granted to Beneficiaries under this Sub Plan and any future stock option plan cannot give right to subscribe to Company’s Shares in excess of 1/3rd of the Company’s share capital.

III.4 Option Exercise Price

The exercise price per share for the Company’s Shares to be issued or purchased pursuant to exercise of an Option shall be such price as is determined by the Board of Directors.

The option exercise price shall be the fair market value per share at the date of the option grant, as determined by the Board of Directors based on a valuation methodology that is reasonably acceptable in the industry.

III.5 Exercise of Options and Term of Options

Options shall vest and become exercisable by a Beneficiary following the provisions of section 6 (e) of the Plan, subject to the following restrictions:

a) Any decision of the Board of Directors or the Committee concerning a tolling in the vesting of the Options shall be applicable only if such decision is in favor of the Beneficiaries.

b) If the event of the death of a Beneficiary during the term of his/her Options, then, according to provisions of Article L 225-183 of French Commercial Code, the Options may be exercised by his/her estate at any time within a one-year period following the date of the death but only to the extent the right to exercise the Options had vested at the date of the death.

c) A Beneficiary may exercise his Options only if he still has the status of an Employee at the time of such exercise, which implies the following:

–

In case of voluntary termination of employment by the Employee, said Employee may not exercise his Options if the exercise date takes place during any notice period (whether worked or not). This Employee will lose his exercise rights as soon as his letter notifying of his decision to leave his employment has been delivered to his employer;

–	In case of retirement, the Employee will lose his rights to exercise his Options on the day his professional activity stops.

–

In case of termination of employment by the employer, the Employee’s rights to exercise his Options will be suspended as soon as the first letter starting the redundancy procedure is sent to him. If the redundancy is not confirmed, the Employee will recover his rights to exercise his Options. If, conversely, the redundancy is confirmed, the Employee may exercise his Options but only until the last day of work during the notice period (whether worked or not); he will lose any such rights after that date.

III.6 Adjustments upon Changes in Capital

The number of Shares available to be acquired through a particular Option grant issued under the Sub Plan as well as the exercise price of such Shares shall be definitely set upon the date of such Option grant.

However, applicable laws, notably section L 225-181 of the French Commercial Code, provide for adjustment provisions in cases where of operations on share capital affect the number of Shares, such as capital increases by incorporation of reserves, capital decrease and issuance of preference shares. Similar provisions are provided in section 13 of the Plan.

In these situations, the Company shall make the necessary adjustments in order for the Beneficiaries’ rights to be protected, as provided by section L. 225-181 and L. 228-99 of the Commercial Code. These adjustments may be provided through price adjustment or adjustment in the number of Options. They may not take the form of substitutions (alternative consideration or securities) as mentioned in the Plan.

In order to make such adjustments, the Board of Directors of the Company may temporarily suspend all exercise rights under the Plan for a maximum of a 1-month period. The Beneficiaries will then be informed in writing.

III.7 Possible Adjustments in case of Merger, Spin off, Dissolution and other Similar Operations

The provisions of section 13 (c) of the Plan shall become applicable only in case of merger, spin off or dissolution of the Company.

III.8 Non-Transferability of Options

The options under the Sub Plan giving right to acquire Shares of the Company may not be sold, transferred or disposed of in any manner except in the case of death of a Beneficiary as provided in section III.5 above.

III.9 Notice of Grant

Each Beneficiary will receive an individual notice of grant from the Company’s Board of Directors and/or Committee designating:

–	The number of Shares to be subscribed or purchased by him through Exercise of his Options;

–	The exercise price per share for the Company’s Shares to be issued or purchased pursuant to the exercise of an Option; and

–	The period of time during which the Options may be exercised.

A copy of the Sub Plan prepared by the Committee following the authorization given by the Company’s Board of Directors shall be delivered to each Beneficiary.

IV. ADMINISTRATION OF PLAN

The Plan will be administered by the Committee.

The Committee will provide Beneficiaries with any documents required in order to exercise their Options and transfer the acquired Shares, whenever necessary.

V. EXERCISE OF OPTIONS

V.1 Conditions for Exercise

A Beneficiary may exercise his Options only if he is an Employee at the date of such exercise. As a consequence, no exercise may take place in case the employment is interrupted or terminated.

Options may be exercised one or several times.

Each Option shall give the right to subscribe to or to purchase one Share of the Company.

V.2 Procedure for Exercise

An Option shall be deemed to be exercised when the following documents have been sent to the Company:

–	A written notice of exercise sent by registered letter with acknowledgment of receipt, indicating the number of Options exercised; and

–	Full payment of the exercise price, either by check to the Company’s order or by bank transfer to the Company’s benefit. These methods of payment are the only ones acceptable under the Sub Plan.

In case new Shares are issued as a result of the exercise, the Company will deliver a subscription certificate to the Beneficiary.

The date indicated on the notice of exercise shall be the date of exercise of the Option.

VI. MISCELLANEOUS

The Sub Plan shall have duration of ten (10) years.

Any amendment to the Plan shall be in writing and handed to the Beneficiaries or sent to the address they notified to the Company or, in the absence of such address, to their last domicile known by the Company.

APPENDIX I

PLAN AND AMENDMENTS

VAPOTHERM, INC.

2015 STOCK INCENTIVE PLAN

1. Establishment, Purpose, and Types of Awards

Vapotherm, Inc. (the “Company”) hereby establishes this equity-based incentive compensation plan to be known as the “Vapotherm, Inc. 2015 Stock Incentive Plan” (hereinafter referred to as the “Plan”), in order to provide incentives and awards to select key management employees, directors, and advisors of the Company and its Affiliates.

The Plan permits the granting of the following types of awards (“Awards”), according to the Sections of the Plan listed here:

Section 6	Options
Section 7	Share Appreciation Rights
Section 8	Restricted Shares, Restricted Share Units, and Unrestricted Share Awards
Section 9	Deferred Share Units
Section 10	Performance Awards

The Plan is not intended to affect and shall not affect any stock options, equity-based compensation, or other benefits that the Company or its Affiliates may have provided, or may separately provide in the future pursuant to any agreement, plan, or program that is independent of this Plan.

2. Defined Terms

Terms in the Plan that begin with an initial capital letter have the defined meaning set forth in Appendix A, unless defined elsewhere in this Plan or the context of their use clearly indicates a different meaning.

3. Shares Subject to the Plan

Subject to the provisions of Section 13 of the Plan, the maximum number of Shares that the Company may issue for all Awards is 3,424,469 Shares (all of which may be delivered upon the exercise of ISOs), plus any Shares that remain available for grant under the Company’s 2005 Stock Incentive Plan after the date of adoption of the Plan, or that become available for grant under the Company’s 2005 Stock Incentive Plan after the date of adoption of the Plan as a result of forfeiture of awards thereunder. For all Awards, the Shares issued pursuant to the Plan may be authorized but unissued Shares, or Shares that the Company has reacquired or otherwise holds in treasury.

Shares that are subject to an Award that for any reason expires, is forfeited, is cancelled, or becomes unexercisable, and Shares that are for any other reason not paid or delivered under the Plan shall again, except to the extent prohibited by Applicable Law, be available for subsequent Awards under the Plan. In addition, the Committee may make future Awards with respect to Shares that the Company retains from otherwise delivering pursuant to an Award either (i) as payment of the exercise price of an Award, or (ii) in order to satisfy the withholding or employment taxes due upon the grant, exercise, vesting, or distribution of an Award.

4. Administration

(a) General. The Committee shall administer the Plan in accordance with its terms, provided that the Board may act in lieu of the Committee on any matter. The Committee shall hold meetings at such times and places as it may determine and shall make such rules and regulations for the conduct of its business as it deems advisable. In the absence of a duly appointed Committee or if the Board otherwise chooses to act in lieu of the Committee, the Board shall function as the Committee for all purposes of the Plan.

(b) Committee Composition. The Board shall appoint the members of the Committee. If and to the extent permitted by Applicable Law, the Committee may authorize one or more officers to make Awards to Eligible Persons who are not officers. The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without Cause, and fill vacancies on the Committee however caused.

(c) Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have the authority, in its sole discretion:

(i) to determine Eligible Persons to whom Awards shall be granted from time to time and the number of Shares, units, or SARs to be covered by each Award;

(ii) to determine, from time to time, the Fair Market Value of Shares;

(iii) to determine, and to set forth in Award Agreements, the terms and conditions of all Awards, including any applicable exercise or purchase price, the installments and conditions under which an Award shall become vested (which may be based on performance), terminated, expired, cancelled, or replaced, and the circumstances for vesting acceleration or waiver of forfeiture restrictions, and other restrictions and limitations;

(iv) to approve the forms of Award Agreements and all other documents, notices and certificates in connection therewith which need not be identical either as to type of Award or among Participants;

(v) to construe and interpret the terms of the Plan and any Award Agreement, to determine the meaning of their terms, and to prescribe, amend, and rescind rules and procedures relating to the Plan and its administration; and

(vi) in order to fulfill the purposes of the Plan and without amending the Plan, modify, cancel, or waive the Company’s rights with respect to any Awards, to adjust or to modify Award Agreements for changes in Applicable Law or compliance with or exemption from Section 409A of the Code, and to recognize differences in foreign law, tax policies, or customs; and

(vii) to make all other interpretations and to take all other actions that the Committee may consider necessary or advisable to administer the Plan or to effectuate its purposes.

Subject to Applicable Law and the restrictions set forth in the Plan, the Committee may delegate administrative functions to individuals who are officers or Employees of the Company or its Affiliates.

(d) Deference to Committee Determinations. The Committee shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole discretion, and to make any findings of fact needed in the administration of the Plan or Award Agreements. The Committee’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee’s interpretation and construction of any provision of the Plan, or of any Award or Award Agreement, shall be final, binding, and conclusive. The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly made in bad faith or materially affected by fraud.

(e) No Liability; Indemnification. Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith with respect to the Plan, any Award or any Award Agreement. The Company and its Affiliates shall pay or reimburse any member of the Committee, as well as any Director, Employee, or Consultant who takes action in connection with the Plan, for all expenses incurred with respect to the Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties under the Plan. The Company and its Affiliates may obtain liability insurance for this purpose.

5. Eligibility

(a) General Rule. The Committee may grant ISOs only to Employees (including officers who are Employees) of the Company or an Affiliate that is a “parent corporation” or “subsidiary corporation” within the meaning of Section 424 of the Code, and may grant all other Awards to any Eligible Person. A Participant who has been granted an Award may be granted an additional Award or Awards if the Committee shall so determine, if such person is otherwise an Eligible Person and if otherwise in accordance with the terms of the Plan.

(b) Grant of Awards. Subject to the express provisions of the Plan, the Committee shall determine from the class of Eligible Persons those individuals to whom Awards under the Plan may be granted, the number of Shares subject to each Award, the price (if any) to be paid for the Shares or the Award and, in the case of Performance Awards, in addition to the matters addressed in Section 10 below, the specific objectives, goals and performance criteria that further define the Performance Award. Each Award shall be evidenced by an Award Agreement signed by the Company and, if required by the Committee, by the Participant. The Award Agreement shall set forth the material terms and conditions of the Award established by the Committee.

(c) Replacement Awards. Subject to Applicable Laws (including any associated Shareholder approval requirements), the Committee may, in its sole discretion and upon such terms as it deems appropriate, require as a condition of the grant of an Award to a Participant that the Participant surrender for cancellation some or all of the Awards that have previously been granted to the Participant under this Plan or otherwise. An Award that is conditioned upon such surrender may or may not be the same type of Award, may cover the same (or a lesser or greater) number of Shares as such surrendered Award, may have other terms that are determined without regard to the terms or conditions of such surrendered Award, and may contain any other terms that the Committee deems appropriate. In the case of Options, these other terms may not involve an Exercise Price that is lower than the Exercise Price of the surrendered Option unless the Company’s shareholders approve the grant itself or the program under which the grant is made pursuant to the Plan.

6. Option Awards

(a) Types; Documentation. The Committee may in its discretion grant ISOs to any Employee and Non-ISOs to any Eligible Person, and shall evidence any such grants in an Award Agreement that is delivered to the Participant. Each Option shall be designated in the Award Agreement as an ISO or a Non-ISO, and the same Award Agreement may grant both types of Options. At the sole discretion of the Committee, any Option may be exercisable, in whole or in part, immediately upon the grant thereof, or only after the occurrence of a specified event, or only in installments, which installments may vary. Options granted under the Plan may contain such terms and provisions not inconsistent with the Plan that the Committee shall deem advisable in its sole and absolute discretion.

(b) ISO $100,000 Limitation. To the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as ISOs first become exercisable by a Participant in any calendar year (under this Plan and any other plan of the Company or any Affiliate) exceeds $100,000, such excess Options shall be treated as Non-ISOs. For purposes of determining whether the $100,000 limit is exceeded, the Fair Market Value of the Shares subject to an ISO shall be determined as of the date of grant. In reducing the number of Options treated as ISOs to meet the $100,000 limit, the most recently granted Options shall be reduced first. In the event that Section 422 of the Code is amended to alter the limitation set forth therein, the limitation of this Section 6(b) shall be automatically adjusted accordingly.

(c) Term of Options. Each Award Agreement shall specify a term at the end of which the Option automatically expires, subject to earlier termination provisions contained in Section 6(h) hereof; provided, that, the term of any Option may not exceed ten years from the date of grant. In the case of an ISO granted to an Employee who is a Ten Percent Holder on the date of grant, the term of the ISO shall not exceed five years from the date of grant.

(d) Exercise Price. The exercise price of an Option shall be determined by the Committee in its discretion and shall be set forth in the Award Agreement, subject to the following special rules:

(i) ISOs. If an ISO is granted to an Employee who on the date of grant is a Ten Percent Holder, the per Share exercise price shall not be less than 110% of the Fair Market Value per Share on such date of grant. If an ISO is granted to any other Employee, the per Share exercise price shall not be less than 100% of the Fair Market Value per Share on the date of grant.

(ii) Non-ISOs. The per Share exercise price for the Shares to be issued pursuant to the exercise of a Non-ISO shall not be less than 50% of the Fair Market Value per Share on the date of grant; provided that the Committee may amend the Plan to increase this percentage at any time.

(e) Exercise of Option. The Committee shall in its sole discretion determine the times, circumstances, and conditions under which an Option shall be exercisable, and shall set them forth in the Award Agreement. The Committee shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any such leave approved by the Company.

(f) Minimum Exercise Requirements. An Option may not be exercised for a fraction of a Share. The Committee may require in an Award Agreement that an Option be exercised as to a minimum number of Shares, provided that such requirement shall not prevent a Participant from purchasing the full number of Shares as to which the Option is then exercisable.

(g) Methods of Exercise. Prior to its expiration pursuant to the terms of the applicable Award Agreement, and subject to the times, circumstances and conditions for exercise contained with the applicable Award Agreement, each Option may be exercised, in whole or in part (provided that the Company shall not be required to issue fractional shares), by delivery of written notice of exercise to the secretary of the Company accompanied by the full exercise price of the Shares being purchased. In the case of an ISO, the Committee shall determine the acceptable methods of payment on the date of grant and it shall be included in the applicable Award Agreement. The methods of payment that the Committee may in its discretion accept or commit to accept in an Award Agreement include:

(i) cash or check payable to the Company (in U.S. dollars);

(ii) other Shares that (A) are owned by the Participant who is purchasing Shares pursuant to an Option, (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is being exercised, (C) were not acquired by such Participant pursuant to the exercise of an Option, unless such Shares have been owned by such Participant for at least six months or such other period as the Committee may determine, (D) are all, at the time of such surrender, free and clear of any and all claims, pledges, liens and encumbrances, or any restrictions which would in any manner restrict the transfer of such shares to or by the Company (other than such restrictions as may have existed prior to an issuance of such Shares by the Company to such Participant), and (E) are duly endorsed for transfer to the Company;

(iii) at the election of the Participant, by the Company holding back Shares otherwise deliverable upon exercise having a Fair Market Value equal to the aggregate exercise price of the Shares as to which the Option is being exercised;

(iv) a cashless exercise program that the Committee may approve, from time to time in its discretion, pursuant to which a Participant may concurrently provide irrevocable instructions (A) to such Participant’s broker or dealer to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price of the Option plus all applicable taxes required to be withheld by the Company by reason of such exercise, and (B) to the Company to deliver the certificates for the purchased Shares directly to such broker or dealer in order to complete the sale; or

(v) any combination of the foregoing methods of payment.

The Company shall not be required to deliver Shares pursuant to the exercise of an Option until payment of the full exercise price therefore is received by the Company.

(h) Termination of Continuous Service. The Committee may establish and set forth in the applicable Award Agreement the terms and conditions on which an Option shall remain exercisable, if at all, following termination of a Participant’s Continuous Service. The Committee may waive or modify these provisions at any time. To the extent that a Participant is not entitled to exercise an Option at the date of his or her termination of Continuous Service, or if the Participant (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified in the Award Agreement or below (as applicable), the Option shall terminate and the Shares underlying the unexercised portion of the Option shall revert to the Plan and become available for future Awards. In no event may any Option be exercised after the expiration of the Option term as set forth in the Award Agreement.

The following provisions shall apply to the extent an Award Agreement does not specify the terms and conditions upon which an Option shall terminate when there is a termination of a Participant’s Continuous Service:

(i) Termination other than Upon Disability or Death or for Cause. In the event of termination of a Participant’s Continuous Service (other than as a result of Participant’s death, disability, Retirement or termination for Cause), the Participant shall have the right to exercise an Option at any time within 90 days following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.

(ii) Disability. In the event of termination of a Participant’s Continuous Service as a result of his or her being Disabled, the Participant shall have the right to exercise an Option at any time within one year following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.

(iii) Retirement. In the event of termination of a Participant’s Continuous Service as a result of Participant’s Retirement, the Participant shall have the right to exercise the Option at any time within six months following such termination to the extent the Participant was entitled to exercise such Option at the date of such termination.

(iv) Death. In the event of the death of a Participant during the period of Continuous Service since the date of grant of an Option, or within thirty days following termination of the Participant’s Continuous Service, the Option may be exercised, at any time within one year following the date of the Participant’s death, by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the right to exercise the Option had vested at the date of death or, if earlier, the date the Participant’s Continuous Service terminated.

(v) Cause. If the Committee determines that a Participant’s Continuous Service terminated due to Cause, the Participant shall immediately forfeit the right to exercise any Option, and it shall be considered immediately null and void.

(i) Reverse Vesting. The Committee in its sole and absolute discretion may allow a Participant to exercise unvested Options, in which case the Shares then issued shall be Restricted Shares having analogous vesting restrictions to the unvested Options.

(j) Adjustment for Section 409A of the Code. In the event an Option is granted with an Exercise Price that is below Fair Market Value on the date of grant, subject to Section 11(e) below, the Option shall be subject to any terms and conditions that the Administrator may in its discretion determine to be necessary to avoid the income tax penalties set forth under Section 409A of the Code.

7.	Share Appreciate Rights (SARs)

(a) Grants. The Committee may in its discretion grant Share Appreciation Rights to any Eligible Person, in any of the following forms:

(i) SARs Related to Options. The Committee may grant SARs either concurrently with the grant of an Option or with respect to an outstanding Option, in which case the SAR shall extend to all or a portion of the Shares covered by the related Option. An SAR shall entitle the Participant who holds the related Option, upon exercise of the SAR and surrender of the related Option, or portion thereof, to the extent the SAR and related Option each were previously unexercised, to receive payment of an amount determined pursuant to Section 7(e) below. Any SAR granted in connection with an ISO will contain such terms as may be required to comply with the provisions of Section 422 of the Code and the regulations promulgated thereunder.

(ii) SARs Independent of Options. The Committee may grant SARs which are independent of any Option subject to such conditions as the Committee may in its discretion determine, which conditions will be set forth in the applicable Award Agreement.

(iii) Limited SARs. The Committee may grant SARs exercisable only upon or in respect of a Change in Control or any other specified event, and such limited SARs may relate to or operate in tandem or combination with or substitution for Options or other SARs, or on a stand-alone basis, subject to such conditions as the Committee may in its discretion determine, which conditions will be set forth in the applicable Award Agreement.

(b) Exercise Price. The per Share exercise price of an SAR shall be determined in the sole discretion of the Committee, shall be set forth in the applicable Award Agreement, and shall be no less than the Fair Market Value of one Share. The exercise price of an SAR related to an Option shall be the same as the exercise price of the related Option. The exercise price of an SAR shall be subject to the special rules on pricing contained in Sections 6(d) hereof.

(c) Exercise of SARs. Unless the Award Agreement otherwise provides, an SAR related to an Option will be exercisable at such time or times, and to the extent, that the related Option will be exercisable. An SAR may not have a term exceeding ten years from its date of grant. An SAR granted independently of any other Award will be exercisable pursuant to the terms of the Award Agreement. Whether an SAR is related to an Option or is granted independently, the SAR may only be exercised when the Fair Market Value of the Shares underlying the SAR exceeds the exercise price of the SAR.

(d) Effect on Available Shares. To the extent that an SAR is exercised, only the actual number of delivered Shares (if any) will be charged against the maximum number of Shares that may be delivered pursuant to Awards under this Plan.

(e) Payment. Upon exercise of an SAR related to an Option and the attendant surrender of an exercisable portion of any related Award, the Participant will be entitled to receive payment of an amount determined by multiplying –

(i) the excess of the Fair Market Value of a Share on the date of exercise of the SAR over the exercise price per Share of the SAR, by

(ii) the number of Shares with respect to which the SAR has been exercised.

Notwithstanding the foregoing, an SAR granted independently of an Option (i) may limit the amount payable to the Participant to a percentage, specified in the Award Agreement but not exceeding one-hundred percent (100%), of the amount determined pursuant to the preceding sentence, and (ii) shall be subject to any payment or other restrictions that the Committee may at any time impose in its discretion, including restrictions intended to conform the SARs with Section 409A of the Code.

(f) Form and Terms of Payment. Subject to Applicable Law, the Committee may, in its sole discretion, settle the amount determined under Section 7(e) above solely in cash, solely in Shares (valued at their Fair Market Value on the date of exercise of the SAR), or partly in cash and partly in Shares. Absent a contrary determination by the Committee, all SARs shall be settled in cash as soon as practicable after exercise. Notwithstanding the foregoing, the Committee may, in an Award Agreement, determine the maximum amount of cash or Shares or combination thereof that may be delivered upon exercise of an SAR.

(g) Termination of Employment or Consulting Relationship. The Committee shall establish and set forth in the applicable Award Agreement the terms and conditions on which an SAR shall remain exercisable, if at all, following termination of a Participant’s Continuous Service. The provisions of Section 6(h) above shall apply to the extent an Award Agreement does not specify the terms and conditions upon which an SAR shall terminate when there is a termination of a Participant’s Continuous Service.

8. Restricted Shares, Restricted Share Units, and Unrestricted Shares

(a) Grants. The Committee may in its discretion grant restricted shares (“Restricted Shares”) to any Eligible Person and shall evidence such grant in an Award Agreement that is delivered to the Participant and that sets forth the number of Restricted Shares, the purchase price for such Restricted Shares (if any), and the terms upon which the Restricted Shares may become vested. In addition, the Company may in its discretion grant the right to receive Shares after certain vesting requirements are met (“Restricted Share Units”) to any Eligible Person and shall evidence such grant in an Award Agreement that is delivered to the Participant which sets forth the number of Shares (or formula, that may be based on future performance or conditions, for determining the number of Shares) that the Participant shall be entitled to receive upon vesting and the terms upon which the Shares subject to a Restricted Share Unit may become vested. The Committee may condition any Award of Restricted Shares or Restricted Share Units to a Participant on receiving from the Participant such further assurances and documents as the Committee may require to enforce the restrictions. In addition, the Committee may grant Awards hereunder in the form of unrestricted shares (“Unrestricted Shares”), which shall vest in full upon the date of grant or such other date as the Committee may determine or which the Committee may issue pursuant to any program under which one or more Eligible Persons (selected by the Committee in its discretion) elect to receive Unrestricted Shares in lieu of cash bonuses that would otherwise be paid.

(b) Vesting and Forfeiture. The Committee shall set forth in an Award Agreement granting Restricted Shares or Restricted Share Units, the terms and conditions under which the Participant’s interest in the Restricted Shares or the Shares subject to Restricted Share Units will become vested and non-forfeitable. Except as set forth in the applicable Award Agreement or the Committee otherwise determines, upon termination of a Participant’s Continuous Service for any other reason, the Participant shall forfeit his or her Restricted Shares and Restricted Share Units; provided that if a Participant purchases the Restricted Shares and forfeits them for any reason, the Company shall return the purchase price to the Participant only if and to the extent set forth in an Award Agreement.

(c) Issuance of Restricted Shares Prior to Vesting. The Company shall issue stock certificates that evidence Restricted Shares pending the lapse of applicable restrictions, and that bear a legend making appropriate reference to such restrictions. Except as set forth in the applicable Award Agreement or the Committee otherwise determines, the Company or a third party that the Company designates shall hold such Restricted Shares and any dividends that accrue with respect to Restricted Shares pursuant to Section 8(e) below.

(d) Issuance of Shares upon Vesting. As soon as practicable after vesting of a Participant’s Restricted Shares (or Shares underlying Restricted Share Units) and the Participant’s satisfaction of applicable tax withholding requirements, the Company shall release to the Participant, free from the vesting restrictions, one Share for each vested Restricted Share (or issue one Share free of the vesting restriction for each vested Restricted Share Unit), unless an Award Agreement provides otherwise. No fractional shares shall be distributed.

(e) Dividends Payable on Vesting. Whenever Shares are released to a Participant or duly-authorized transferee pursuant to Section 8(d) above as a result of the vesting of Restricted Shares or the Shares underlying Restricted Share Units are issued to a Participant pursuant to Section 8(d) above, such Participant or duly-authorized transferee shall also be entitled to receive (unless otherwise provided in the Award Agreement), with respect to each Share released or issued, an amount equal to any cash dividends and a number of Shares equal to any stock dividends, which were declared and paid to the holders of Shares between the date of grant and the date such Share is released from the vesting restrictions in the case of Restricted Shares or issued in the case of Restricted Share Units.

(f) Section 83(b) Elections. A Participant may make an election under Section 83(b) of the Code (the “Section 83(b) Election”) with respect to Restricted Shares. Shares with respect to which a Participant makes a Section 83(b) Election shall not be eligible for deferral pursuant to Section 9 below.

9. Deferred Share Units

The Committee may in its discretion grant Deferred Share Units to any Eligible Person and shall evidence such grant in an Award Agreement that is delivered to the Participant and that sets forth the number of Shares (or formula, that may be based on future performance or conditions, for determining the number of Shares) that the Participant shall be entitled to receive upon settlement, and the terms upon which the Shares subject to a Deferred Share Unit may become vested and settled. The Committee may condition any Award Deferred Share Units to a Participant on receiving from the Participant such further assurances and documents as the Committee may require to enforce the restrictions.

10. Performance Awards

The Committee may in its discretion grant Performance Awards to any Eligible Person and shall evidence such grant in an Award Agreement that is delivered to the Participant and that sets forth the terms and conditions of the Award. A Performance Award is an Award which is based on the achievement of specific goals with respect to the Company or any Affiliate or individual performance of the Participant, or a combination thereof, over a specified period of time.

11. Taxes

(a) General. As a condition to the issuance or distribution of Shares pursuant to the Plan, the Participant (or in the case of the Participant’s death, the person who succeeds to the Participant’s rights) shall make such arrangements as the Company may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with the Award and the issuance of Shares. The Company shall not be required to issue any Shares until such obligations are satisfied. If the Committee allows the withholding or surrender of Shares to satisfy a Participant’s tax withholding obligations, the Committee shall not allow Shares to be withheld in an amount that exceeds the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes.

(b) Surrender of Shares. If permitted by the Committee, in its discretion, a Participant may satisfy the minimum applicable tax withholding and employment tax obligations associated with an Award by surrendering Shares to the Company (including Shares that would otherwise be issued pursuant to the Award) that have a Fair Market Value determined as of the applicable Tax Date equal to the amount required to be withheld. In the case of Shares previously acquired from the Company that are surrendered under this Section 11, such Shares must have been owned by the Participant for more than six months on the date of surrender (or such longer period of time the Company may in its discretion require).

(c) Income Taxes and Deferred Compensation. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes. The Administrator shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and all Awards.

12. Non-Transferability of Awards

(a) General. Except as set forth in this Section 12, or as otherwise approved by the Committee for a select group of management or highly compensated Employees, Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. The designation of a beneficiary by a Participant will not constitute a transfer. An Award may be exercised, during the lifetime of the holder of an Award, only by such holder, the duly-authorized legal representative of a Participant who is Disabled, or a transferee permitted by this Section 12.

(b) Limited Transferability Rights. Notwithstanding anything else in this Section 12, the Committee may in its discretion provide in an Award Agreement that an Award other than an ISO may be transferred, on such terms and conditions as the Committee deems appropriate, either (i) by instrument to the Participant’s “Immediate Family” (as defined below), or (ii) by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the Participant’s designated beneficiaries. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. Any transferee of a Participant’s rights shall succeed to and be subject to all of the terms of the Plan and the Award Agreement (and any amendments thereto) granting the transferred Award.

13. Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions

(a) Changes in Capitalization. The Committee shall equitably adjust the number of Shares covered by each outstanding Award, and the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation, forfeiture, or expiration of an Award, as well as the price per Share covered by each such outstanding Award, to reflect any increase or decrease in the number of issued Shares resulting from a stock-split, reverse stock-split, stock dividend, combination, recapitalization or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Options under the Plan such alternative consideration (including securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Options so replaced. In any case, such substitution of securities shall not require the consent of any person who is granted Options pursuant to the Plan. Except as expressly provided herein or in an Award Agreement, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be required to be made with respect to, the number or price of Shares subject to any Award.

(b) Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company other than as part of a Change in Control, each Award will terminate immediately prior to the consummation of such action, subject to the ability of the Committee to exercise any discretion authorized in the case of a Change in Control.

(c) Change in Control. In the event of a Change in Control, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s shareholders or any Participant with respect to his or her outstanding Awards, take one or more of the following actions:

(i)

arrange for or otherwise provide that each outstanding Award shall be assumed or a substantially similar award shall be substituted by a successor corporation or a parent or subsidiary of such successor corporation (the “Successor Corporation”) in which case a Participant who is Involuntarily Terminated (as defined below) in connection with, or within a period specified in the Award Agreement following the Change in Control shall become vested in such portion as set forth in the Award Agreement of any assumed or substituted Award held by the terminated Participant at the time of termination;

(ii)

terminate upon the consummation of the transaction, provided that the vesting of all outstanding Awards shall accelerate in full as of a date immediately prior to consummation of the Change in Control. To the extent that an Award is not exercised prior to consummation of a transaction in which the Award is not being assumed or substituted, such Award shall terminate upon such consummation; or

(iii)	be assumed, or an award with equal or equivalent value shall be substituted, by any Successor Company.

For purposes of this section, “Involuntary Termination” means termination of a Participant’s Continuous Service by the Company without Cause or by reason of the Participant’s resignation within 60 days following (A) a material reduction in the Participant’s job responsibilities, but not a mere change in title; (B) relocation of the Participant’s principal office to a location more than 50 miles from the Participant’s principal office for the Company at the time of the Change in Control; or (C) a reduction in Participant’s then-current total compensation by at least 10%, other than as part of an across-the-board percentage reduction applicable to all other similarly-situated Employees, Directors, or Consultants.

(d) Certain Distributions. In the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Committee may, in its discretion, appropriately adjust the price per Share covered by each outstanding Award to reflect the effect of such distribution.

14. Modification of Awards

Within the limitations of the Plan and consistent with the requirements of Section 409A and 424 of the Code, as applicable, the Committee may modify an Award to accelerate the rate at which an Option or SAR may be exercised (including without limitation permitting an Option or SAR to be exercised in full without regard to the installment or vesting provisions of the applicable Award Agreement or whether the Option or SAR is at the time exercisable, to the extent it has not previously been exercised), to accelerate the vesting of any Award, to extend or renew outstanding Awards, or to accept the cancellation of outstanding Awards to the extent not previously exercised either for the granting of new Awards or for other consideration in substitution or replacement thereof. Notwithstanding the foregoing provision, no modification of an outstanding Award shall materially and adversely affect such Participant’s rights thereunder, unless either the Participant provides written consent or there is an express Plan provision permitting the Committee to act unilaterally to make the modification.

15. Term of Plan

The Plan shall continue in effect for a term of ten (10) years from its effective date as determined under Section 19 below or until the tenth anniversary of its approval by the stockholders of the Company, if earlier, unless the Plan is sooner terminated under Section 16 below.

16. Amendment and Termination of the Plan

(a) Authority to Amend or Terminate. Subject to Applicable Laws, the Board may from time to time amend, alter, suspend, discontinue, or terminate the Plan.

(b) Effect of Amendment or Termination. No amendment, suspension, or termination of the Plan shall materially and adversely affect Awards already granted unless either it relates to an adjustment pursuant to Section 13 above, or it is otherwise mutually agreed between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company. Notwithstanding the foregoing, the Committee may amend the Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities laws or regulations, or in the interpretation thereof.

17. Conditions Upon Issuance of Shares.

Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with Applicable Law, with such compliance determined by the Company in consultation with its legal counsel.

18. Reservation of Shares

The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

19. Effective Date

This Plan shall become effective on the date of its approval by the Board; provided that this Plan shall be submitted to the Company’s shareholders for approval, and if not approved by the shareholders in accordance with Applicable Laws (as determined by the Committee in its discretion) within one year from the date of approval by the Board, this Plan and any Awards shall be null, void, and of no force and effect. Awards granted under this Plan before approval of this Plan by the shareholders shall be granted subject to such approval, and no Shares shall be distributed before such approval.

20. Controlling Law

All disputes relating to or arising from the Plan shall be governed by the internal substantive laws (and not the laws of conflicts of laws) of the State of Delaware, to the extent not preempted by United States federal law. If any provision of this Plan is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.

21. Laws And Regulations

(a) U.S. Securities Laws. This Plan, the grant of Awards, and the exercise of Options and SARs under this Plan, and the obligation of the Company to sell or deliver any of its securities (including, without limitation, Options, Restricted Shares, Restricted Share Units, Deferred Share Units, and Shares) under this Plan shall be subject to all Applicable Law. In the event that the Shares are not registered under the Securities Act of 1933, as amended (the “Act”), or any applicable state securities laws prior to the delivery of such Shares, the Company may require, as a condition to the issuance thereof, that the persons to whom Shares are to be issued represent and warrant in writing to the Company that such Shares are being acquired by him or her for investment for his or her own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Act, and a legend to that effect may be placed on the certificates representing the Shares.

(b) Other Jurisdictions. To facilitate the making of any grant of an Award under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Affiliate outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Company may adopt rules and procedures relating to the operation and administration of this Plan to accommodate the specific requirements of local laws and procedures of particular countries. Without limiting the foregoing, the Company is specifically authorized to adopt rules and procedures regarding the conversion of local currency, taxes, withholding procedures and handling of stock certificates which vary with the customs and requirements of particular countries. The Company may adopt sub-plans and establish escrow accounts and trusts as may be appropriate or applicable to particular locations and countries.

22. No Shareholder Rights

Neither a Participant nor any transferee of a Participant shall have any rights as a shareholder of the Company with respect to any Shares underlying any Award until the date of issuance of a share certificate to a Participant or a transferee of a Participant for such Shares in accordance with the Company’s governing instruments and Applicable Law. Prior to the issuance of Shares pursuant to an Award, a Participant shall not have the right to vote or to receive dividends or any other rights as a shareholder with respect to the Shares underlying the Award, notwithstanding its exercise in the case of Options and SARs. No adjustment will be made for a dividend or other right that is determined based on a record date prior to the date the stock certificate is issued, except as otherwise specifically provided for in this Plan.

23. No Employment Rights

The Plan shall not confer upon any Participant any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way a Participant’s right or the Company’s right to terminate the Participant’s employment, service, or consulting relationship at any time, with or without Cause.

VAPOTHERM, INC.

2015 Stock Incentive Plan

Appendix A: Definitions

As used in the Plan, the following definitions shall apply:

“Affiliate” means, with respect to any Person (as defined below), any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person or the power to elect directors, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Law” means the legal requirements relating to the administration of options and share-based plans under applicable U.S. federal and state laws, the Code, any applicable stock exchange or automated quotation system rules or regulations, and the applicable laws of any other country or jurisdiction where Awards are granted, as such laws, rules, regulations and requirements shall be in place from time to time.

“Award” means any award made pursuant to the Plan, including awards made in the form of an Option, an SAR, a Restricted Share, a Restricted Share Unit, an Unrestricted Share, a Deferred Share Unit and a Performance Award, or any combination thereof, whether alternative or cumulative, authorized by and granted under this Plan.

“Award Agreement” means any written document setting forth the terms of an Award that has been authorized by the Committee. The Committee shall determine the form or forms of documents to be used, and may change them from time to time for any reason.

“Board” means the Board of Directors of the Company.

“Cause” for termination of a Participant’s Continuous Service will exist if the Participant is terminated from employment or other service with the Company or an Affiliate for any of the following reasons: (i) the Participant’s willful failure to substantially perform his or her duties and responsibilities to the Company or deliberate violation of a material Company policy; (ii) the Participant’s commission of any material act or acts of fraud, embezzlement, dishonesty, or other willful misconduct; (iii) the Participant’s material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful and material breach of any of his or her obligations under any written agreement or covenant with the Company.

The Committee shall in its discretion determine whether or not a Participant is being terminated for Cause. The Committee’s determination shall, unless arbitrary and capricious, be final and binding on the Participant, the Company, and all other affected persons. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time, and the term “Company” will be interpreted herein to include any Affiliate or successor thereto, if appropriate.

“Change in Control” means a transaction or series of related transactions as a result of which a person or group of persons acting in concert directly or indirectly acquires voting control of the Company or acquires all or substantially all of its assets. The transaction(s) may be in any form or combination of forms, including, without limitation, a purchase of voting securities, a grant of one or more proxies, the establishment of a voting agreement, a merger (whether or not the Company survives), a share exchange, reorganization or an asset sale. For this purpose, “voting control” of the Company means the possession, direct or indirect, of the power to elect, under ordinary circumstances, a majority of the directors of the Company, whether through the ownership of voting securities, by contract or agreement, or otherwise. Notwithstanding the foregoing, the following shall not constitute a Change in Control: (i) an acquisition by an entity that is, at the time of the acquisition, under the voting control of the Company, (ii) a change in ownership of voting securities by any stockholder who has voting control of the Company on the date this Plan is first adopted by the Board, (iii) an acquisition by venture capital, institutional or similar financial investors (for the avoidance of doubt, excluding strategic partners who invest in the Company) in a bona fide financing transaction, and (iv) an event that does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets, of a relevant entity within the meaning of Code Section 409A(2)(A)(v) and its interpretive regulations.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Committee” means one or more committees or subcommittees of the Board appointed by the Board to administer the Plan in accordance with Section 4 above.

“Company” means Vapotherm, Inc., a Delaware corporation; provided, however, that in the event the Company reincorporates to another jurisdiction, all references to the term “Company” shall refer to the Company in such new jurisdiction.

“Consultant” means any person, including an advisor, who is engaged by the Company or any Affiliate to render services and is compensated for such services.

“Continuous Service” means the absence of any interruption or termination of service as an Employee, Director, or Consultant. Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; (iv) changes in status from Director to advisory director or emeritus status; or (iv) in the case of transfers between locations of the Company or between the Company, its Affiliates or their respective successors. Changes in status between service as an Employee, Director, and a Consultant will not constitute an interruption of Continuous Service.

“Deferred Share Units” mean Awards pursuant to Section 9 of the Plan.

2

“Director” means a member of the Board, or a member of the board of directors of an Affiliate.

“Disabled” means a condition under which a Participant would be entitled to long-term disability benefits under the Company’s long-term disability plan in which the Participant participants. Notwithstanding the foregoing, in any case in which a benefit that constitutes or includes “nonqualified deferred compensation” subject to Section 409A would be payable because the Participant becomes Disabled, the term Disabled will mean a condition that would constite a disability described in Treas. Regs. Section 1.409A-3(i)(4)(i)(A).

“Eligible Person” means any Consultant, Director or Employee and includes non-Employees to whom an offer of employment has been extended.

“Employee” means any person whom the Company or any Affiliate classifies as an employee (including an officer) for employment tax purposes. The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the fair market value established in good faith by the Board.

“Incentive Share Option or ISO” hereinafter means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Award Agreement.

“Involuntary Termination” means termination of a Participant’s Continuous Service under the following circumstances occurring on or after a Change in Control: (i) termination without Cause by the Company or an Affiliate or successor thereto, as appropriate; or (ii) voluntary termination by the Participant within 60 days following (A) a material reduction in the Participant’s job responsibilities, provided that neither a mere change in title alone nor reassignment to a substantially similar position shall constitute a material reduction in job responsibilities; (B) an involuntary relocation of the Participant’s work site to a facility or location more than 50 miles from the Participant’s principal work site at the time of the Change in Control; or (C) a material reduction in Participant’s total compensation other than as part of an reduction by the same percentage amount in the compensation of all other similarly-situated Employees, Directors or Consultants.

“Non-ISO” means an Option not intended to qualify as an ISO, as designated in the applicable Award Agreement.

“Option” means any stock option granted pursuant to Section 6 of the Plan.

“Participant” means any holder of one or more Awards, or the Shares issuable or issued upon exercise of such Awards, under the Plan.

“Performance Awards” means Awards granted pursuant to Section 10(a) of the Plan which may be paid in cash, in Shares, or such combination of cash and Shares as the Committee in its sole discretion shall determine.

3

“Person” means any natural person, association, trust, business trust, cooperative, corporation, general partnership, joint venture, joint-stock company, limited partnership, limited liability company, real estate investment trust, regulatory body, governmental agency or instrumentality, unincorporated organization or organizational entity.

“Plan” means this Vapotherm, Inc. 2015 Stock Incentive Plan.

“Restricted Shares” mean Shares subject to restrictions imposed pursuant to Section 8 of the Plan.

“Restricted Share Units” mean Awards pursuant to Section 8 of the Plan.

“Retirement” has the meaning set forth in the Company’s employee handbook as in effect from time to time.

“SAR” or “Share Appreciation Right” means Awards granted pursuant to Section 7 of the Plan.

“Share” means a share of common stock of the Company, as adjusted in accordance with Section 13 of the Plan.

“Ten Percent Holder” means a person who owns stock representing more than ten percent (10%) of the combined voting power of all classes of stock of the Company or any Affiliate.

“Unrestricted Shares” mean Shares awarded pursuant to Section 8 of the Plan.

4

VAPOTHERM, INC.

2015 STOCK INCENTIVE PLAN

As approved by the Board of Directors on and by the shareholders on

AMENDMENT NUMBER 1 TO

VAPOTHERM, INC.

AMENDED AND RESTATED

2015 STOCK INCENTIVE PLAN

Vapotherm, Inc. sponsors the Vapotherm, Inc. Amended and Restated 2015 Stock Incentive Plan (the “Plan”). The Plan is hereby amended as set forth below:

1.	The first sentence of Section 3 is amended by deleting it in its entirety and replacing it with the following:

Subject to the provisions of Section 13 of the Plan, the maximum number of Shares that the Company may issue for all Awards is 8,376,445 Shares (all of which may be delivered upon the exercise of ISOs), plus any Shares that remain available for grant under the Company’s 2005 Stock Incentive Plan after the date of adoption of the Plan, or that become available for grant under the Company’s 2005 Stock Incentive Plan after the date of adoption of the Plan as a result of forfeiture of awards thereunder.

2.	Except as amended above, the Plan shall remain in full force and effect.

[Remainder of page intentionally blank. Signature page to follow.]

IN WITNESS WHEREOF, Vapotherm, Inc. has executed this Plan Amendment Number 1 to the Vapotherm, Inc. Amended and Restated 2015 Stock Incentive Plan as of this 16th day of October, 2015.

Vapotherm, Inc.

By:	/s/ Joseph Army

Name:	Joseph Army
Title:	President and Chief Executive Officer

AMENDMENT NUMBER 2 TO

VAPOTHERM, INC.

AMENDED AND RESTATED

2015 STOCK INCENTIVE PLAN

Vapotherm, Inc. sponsors the Vapotherm, Inc. Amended and Restated 2015 Stock Incentive Plan (the “Plan”). The Plan is hereby amended as set forth below:

1.	The first sentence of Section 3 is amended by deleting it in its entirety and replacing it with the following:

Subject to the provisions of Section 13 of the Plan, the maximum number of Shares that the Company may issue for all Awards is 14,458,605 Shares (all of which may be delivered upon the exercise of ISOs), plus any Shares that remain available for grant under the Company’s 2005 Stock Incentive Plan after the date of adoption of the Plan, or that become available for grant under the Company’s 2005 Stock Incentive Plan after the date of adoption of the Plan as a result of forfeiture of awards thereunder.

2.	Except as amended above, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, Vapotherm, Inc. has executed this Plan Amendment Number 2 to the Vapotherm, Inc. Amended and Restated 2015 Stock Incentive Plan as of this 11th day of May, 2017.

Vapotherm, Inc.

By:	/s/ Joseph Army

Name:	Joseph Army
Title:	President and Chief Executive Officer

AMENDMENT NUMBER 3 TO

VAPOTHERM, INC.

AMENDED AND RESTATED

2015 STOCK INCENTIVE PLAN

Vapotherm, Inc. sponsors the Vapotherm, Inc. Amended and Restated 2015 Stock Incentive Plan (the “Plan”). The Plan is hereby amended as set forth below:

1.	The first sentence of Section 3 is amended by deleting it in its entirety and replacing it with the following:

Subject to the provisions of Section 13 of the Plan, the maximum number of Shares that the Company may issue for all Awards is 16,982,199 Shares (all of which may be delivered upon the exercise of ISOs), plus any Shares that remain available for grant under the Company’s 2005 Stock Incentive Plan after the date of adoption of the Plan, or that become available for grant under the Company’s 2005 Stock Incentive Plan after the date of adoption of the Plan as a result of forfeiture of awards thereunder.

2.	Except as amended above, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, Vapotherm, Inc. has executed this Plan Amendment Number 3 to the Vapotherm, Inc. Amended and Restated 2015 Stock Incentive Plan as of this 8th day of September, 2017.

Vapotherm, Inc.

By:	/s/ Joseph Army

Name:	Joseph Army
Title:	President and Chief Executive Officer